Exhibit 10.20

Approved 12/8/09

MOTRICITY

Long-Term Incentive Plan Term Sheet

Type of Plan: “Omnibus” incentive plan providing for grants of both equity and cash awards; i.e., stock options, stock appreciation rights (“SARs”), performance awards (shares, share units and cash-denominated awards), restricted stock, restricted stock units, and other share-based awards (e.g., deferred stock units)

Plan Term: 10 years or earlier termination by the Board

Administration: By the Compensation Committee

—	Each Committee member must be (i) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, (ii) an “outside director” within the meaning of Internal Revenue Code Section 162(m), no later than the expiration of the 162(m) IPO transition rule, and (iii) an “independent” director under the listing requirements of the principal U.S. national securities exchange on which the shares are listed (“Stock Exchange”), no later than the expiration of the Stock Exchange’s IPO transition rule

Eligible Participants: Employees, non-employee directors and consultants/advisors

Share Reserve:

—	[ ] shares on the Plan’s effective date

Share Reserve Counting Features:

—	Shares subject to awards that expire or are forfeited, cancelled, or settled in cash return to share reserve

—	Shares not issued on settlement of awards (e.g., on payment in shares on exercise of an SAR) return to share reserve

—	Shares tendered or withheld in payment of option price or for withholding taxes also return to share reserve

—	Shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition (“Substitute Awards”) do not reduce share reserve

Approved 12/8/09

—	Shares available under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not employees or directors of the Company prior to the transaction and do not reduce share reserve, subject to the Stock Exchange’s listing requirements

Stock Options: Nonqualified options and incentive stock options

—	Maximum term – 10 years

—	Minimum exercise price – 100% of fair market value (“FMV”) on grant date (with exception for Substitute Awards)

—	Definition of FMV – Stock Exchange closing price on grant date or, if the Company’s stock is not trading, then as determined by the Committee

—	Prohibition against repricing or similar exchange without shareholder approval – reducing exercise price, cancellation and re-grant, and exchange of options for cash or another award

—	Vesting schedule shall be set forth in governing award agreements

—	Exercise price payment methods – cash (or equivalents), shares, share withholding (i.e., net share settlement), cashless exercise (i.e., same-day sales through a broker), or combination

—	Payment other than in cash may be made only if permitted by award agreement

—	Award agreement may provide for automatic exercise on last day of term if option is “in the money” by means of a net exercise

Stock Appreciation Rights: Both tandem with options and freestanding grants

—	Freestanding SARs to have generally same terms as options regarding maximum term, minimum exercise price, prohibition against repricing without shareholder approval and vesting

—	Payment in shares or cash as determined by the Committee

—	Award agreement may provide for automatic exercise on last day of term if freestanding SAR is “in the money”

Approved 12/8/09

Performance Awards: Both share-based and cash-based grants

—	Performance periods – as determined by the Committee

—	Performance goals – revenue, earnings or loss before taxes, before interest and taxes, or before earnings before interest, taxes, depreciation and amortization; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable. Each of the foregoing shall be calculated in compliance with U.S. generally accepted accounting principles (“GAAP”) then in effect, and in accordance with the currently employed accounting policies, methods and practices employed by Company (consistent with GAAP) in the preparation of their Company’s consolidated financial statements.

—	Measurement of performance against goals may exclude, if Committee provides in individual grant agreements and resolutions approving awards, impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by generally accepted accounting principles and as identified in the financial statements, notes to the financial statements, management’s discussion and analysis or other SEC filings

—	Performance goals may be established on a corporate-wide basis; with respect to one or more business units, divisions, subsidiaries or business segments; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies

Restricted Stock/Units: In the form of either actual shares or share units; may be granted as a form of payment of earned performance awards or other incentive compensation under this plan or other Company plans

—	Vesting schedule shall be set forth in governing award agreements

Other Share-Based Awards: In the form of shares or share units, primarily for freestanding grants of deferred stock for director compensation and deferral (either mandatory or voluntary) of vested/earned stock-based grants

—	Vesting schedule to be in individual award agreements

Annual Incentive Awards: Cash-based awards intended to comply with the performance-based compensation requirements of Internal Revenue Code Section 162(m)

—	Eligible performance measures are the same as those described under “Performance Awards” above

Approved 12/8/09

—	Plan shall provide the Committee with “negative discretion” to adjust bonus payments as permitted by Internal Revenue Code Section 162(m) and treasury regulations issued thereunder

Maximum Individual Award Limits:

—	Share award limits – [__] million options/SARs granted in any 12-month period; [___,000] share-based performance awards earned for each 12-month period in the performance period

—	Cash award limit – $[__] million payment value of cash-based performance awards earned for each 12-month period in the performance period

—	Annual incentive award limit – $[ ] million

Termination Treatment: To be in individual award agreements

Change in Control: Unless otherwise provided in individual award agreements (except as necessary to meet Internal Revenue Code Section 409A deferred compensation rules)

—	Acquisition of 50% or more of voting power of Company by any person or group, other than an acquisition of additional voting power by a person or group that immediately prior to the acquisition owned, collectively, at least 30% or more of the voting power of the Company

—	During any 12-month period, incumbent directors at beginning of period (and directors elected or nominated by majority of incumbent directors) cease to be a majority of the Board

—	Consummation of merger, reorganization, consolidation or similar transaction unless Company’s voting stock represents more than 50% of voting power of surviving entity

—	Shareholder approval of sale of all or substantially all assets or plan of liquidation

Other:

—	Dividends and dividend equivalents – Committee may provide in grant agreements for vested awards to contain additive right to receive regular cash dividends and dividend equivalents

—	Payments may be made currently or deferred/reinvested and subject to same vesting or performance conditions as underlying award

—	Settlement of awards – in shares, cash or deferred delivery, as determined by the Committee

Approved 12/8/09

—	Expectation is for share payments of equity awards to preserve fixed grant date accounting treatment

—	The governing award agreements shall provide that if the recipient of an award breaches his or her restrictive covenants (i.e., noncompetition, non-solicitation and confidentiality) or is terminated for cause for misappropriation of company funds or financial fraud)– then outstanding awards will be cancelled, and Company may clawback (i.e., recapture) realized option/SAR gains and realized value for vested restricted shares or earned performance awards within 24 months preceding violation.

—	For cause termination shall result in forfeiture of both vested and unvested awards. “Cause” is defined as the employee’s : (i) failure to perform substantially all of his or her duties, (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company; (iv) willful misconduct or negligence resulting in a material economic harm to the Company; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) willful disloyalty to the Company; (ix) violation, as determined by the Company’s Board of Directors based on opinion of its counsel, by employee of any securities or employment laws or regulations (x) use of a controlled substance without a prescription or the use of alcohol which impairs employee’s ability to carry out their duties and responsibilities; or (xi) material violation by an employee of the Company’s policies and procedures or any breach of any agreement between the Company and employee.

—	Financial restatements – Committee shall provide in award agreements that, in event of a financial restatement that reduces amount of previously awarded bonus or incentive compensation that would not have been earned had results been properly reported, outstanding awards will be cancelled and Company shall clawback (i.e., recapture) of realized option/SAR gains and realized value for vested restricted stock/units or earned performance awards within 24 months preceding financial restatement

—	Foreign employees – grants to employees in foreign locations may have different terms than specified in the plan as appropriate for local legal and tax considerations

—	Transferability – under the laws of descent and distribution, or as may be permitted by the Committee for transfers to immediate family members or trusts or other entities on behalf of participant or family members, and for charitable donations

Approved 12/8/09

—	Tax withholding – may at the discretion of the Committee be satisfied through share tendering (actual or by attestation) or share withholding (at minimum statutory rate or such other rate that will not trigger a negative accounting impact)

—	Adjustments – Equitable adjustments will be made to the share reserve, maximum individual award limits, shares subject to outstanding awards, and option and SAR exercise prices to reflect changes in corporate structure, including a stock split, spin-off, merger, reorganization, extraordinary cash dividend or other asset distribution

—	Accountants should confirm that adjustment language will avoid FAS 123R expense in event of a nonreciprocal equity restructuring

—	Plan amendment – Board may amend the Plan except that shareholder approval is required for each of the following:

—	When required to comply with applicable laws, regulations or Stock Exchange rules.

—	Amendments that would effect any of the following changes to the Plan: provide for accelerated vesting, alter the definition of change of control, alter or modify the performance goal metrics (i.e., EBITDA, Revenue and Net Working Capital) for awarding of a performance award, delete the “negative discretion” for adjustment of Annual Incentive Awards, increase the number of shares available for issuance under the Plan or add an “evergreen” provision or otherwise alter, amend or modify the ability of the Board to amend the Plan.

—	Amendments may not materially impair rights of participants under outstanding awards without their consent

—	Amendments may not modify repricing prohibition